Exhibit 21.1

Entity Name	Domestic Jurisdiction
Alight Administration Solutions LLC	DE
Alight Canada N.S. ULC	Nova Scotia, Canada
Alight Financial Advisors, LLC	DE
Alight Financial Solutions, LLC	IL
Alight Group, Inc.	DE
Alight Health Holdings LLC	DE
Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC)	DE
Alight Health Market Insurance Solutions Inc.	CA
Alight Poland Sp. Zo.o.	Poland
Alight Services India Private Limited	India
Alight Solutions Caribe, Inc.	Puerto Rico
Alight Solutions LLC	IL
Alight Solutions Spain, S.L.	Spain
Choice Health Insurance LLC	SC
Consumer's Medical Resource, Inc.	MA
Hodges-Mace, LLC	DE
Hornet Acquiror Sub Inc.	DE
Hornet H-M Holdings, Inc.	DE
Life Account, L.L.C.	TX
NGA Outsourcing Canada ULC	Alberta, Canada
NorthgateArinso Canada ULC	Alberta, Canada
Reed Acquisitions LLC	DE
Reed Group Canada Services ULC	British Columbia, Canada
Reed Group Claim Services LLC	NY
Reed Group, LLC	CO
Reed Group Management LLC	CT
Smartben Holdco, Inc.	DE
Tempo (Mauritius) Holdco	Mauritius
Tempo Acquisition Finance Corp.	DE
Tempo Acquisition, LLC	DE
Tempo Intermediate Holding Company I, LLC	DE
Tempo Intermediate Holding Company II, LLC	DE
Tempo Management, LLC	DE